Filed Pursuant to Rule 433

Registration No. 333-180289

August 28, 2014

FREE WRITING PROSPECTUS

(To Prospectus dated March 22, 2012,

Prospectus Supplement dated March 22, 2012 and

Equity Index Underlying Supplement dated March 22, 2012)

HSBC USA Inc.
Lookback Allocator Notes

}	Lookback Allocator Notes linked to a basket consisting of the S&P 500® Index, the EURO STOXX 50® Index and the Hang Seng China Enterprises Index®

}	Maturity of between four and five years (to be determined on the Trade Date)

}	On the Final Valuation Date, the weightings of 60%, 30% and 10% will be allocated to the best, second best, and lowest performing index, respectively

}	1x exposure to any positive or negative Allocated Return

}	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The Lookback Allocator Notes (each a “Note” and collectively the “Notes") offered hereunder will not be listed on any U.S. securities exchange or automated quotation system. The Notes will not bear interest.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense. We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-17 of this free writing prospectus.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-9 of this document, page S-3 of the accompanying prospectus supplement and page S-1 of the accompanying Equity Index Underlying Supplement.

The Estimated Initial Value of the Notes on the Pricing Date is expected to be between $900 and $950 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-5 and “Risk Factors” beginning on page FWP-9 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per Note/total	$1,000

1 HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 2.00% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-17 of this free writing prospectus.

HSBC USA Inc.

Lookback Allocator Notes

Indicative Terms*
Principal Amount	$1,000 per Note
Term	Four to five years (to be determined on the Trade Date).
Reference Asset	The S&P 500 Index® (“SPX”), the EURO STOXX 50® Index (“SX5E”) and the Hang Seng China Enterprises Index® (“HSCEI”) (each, an “Index” and together, the “Indices”)
Payment at Maturity per Note	You will receive: $1,000 + ($1,000 × Allocated Return). If the Allocated Return is less than zero, you will lose up to 100% of your investment.
Allocated Return	(Best Index Return × 60%) + (Second Best Index Return × 30%) + (Lowest Index Return × 10%)
Index Weightings	On the Final Valuation Date, different weightings will be allocated to the Indices based on their respective Index Returns: 60% for the Index with the highest Index Return (the “Best Index Return”), 30% for the Index with the next highest Index Return (the “Second Best Index Return”), and 10% for the Index with the lowest Index Return (the “Lowest Index Return”).**
Index Return	For each Index: Final Index Level – Initial Index Level Initial Index Level
Initial Index Level	See page FWP-5
Final Index Level	See page FWP-5
Trade Date	September 22, 2014
Pricing Date	September 23, 2014
Original Issue Date	September 26, 2014
Final Valuation Date†	Expected to be between four and five years after the Trade Date (to be determined on the Trade Date).
Maturity Date†	Expected to be the third scheduled business day after the Final Valuation Date (to be determined on the Trade Date).

* As more fully described beginning on page FWP-4.

** As more fully described on page FWP-4.

†Subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Equity Index Underlying Supplement.

The Notes

The Notes are designed for investors who seek exposure to the equity markets in the United States, Europe and Hong Kong, and who are uncertain as to which Index (the SPX, the SX5E or the HSCEI) will perform best over the term of the Notes. The advantage that the Notes provide is that the Index Weightings will be determined only after the performance of each Index over the term of the Notes is known. On the Final Valuation Date, the Notes will “look back” at the performance of the Indices and allocate a 60%, 30% and 10% weighting to the best, second best and lowest performing Index, respectively.

If the Allocated Return is positive on the Final Valuation Date, you will realize 100% (1x) of the Allocated Return. If the Allocated Return is negative on the Final Valuation Date, you will lose 1% of your investment for every 1% the Allocated Return is less than zero

The offering period for the securities is through September 22, 2014

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PAYOFF EXAMPLES

The following hypothetical examples demonstrate how the Allocated Return is derived from applying the relevant weightings to the Best Index Return, the Second Best Index Return and the Lowest Index Return.

Example 1

	Return	Allocated Index Weighting
SPX	10.00%	10%
SX5E	38.00%	60%
HSCEI	30.00%	30%
Allocated Return is: 32.80%
Calculated as: (38% × 60%) + (30% × 30%) + (10% × 10%)
In this example, the Allocated Return of 32.80% is greater than the arithmetic average of all three Index Returns of 26.00%.

Example 2

	Return	Allocated Index Weighting
SPX	-20.00%	60%
SX5E	-30.00%	30%
HSCEI	-50.00%	10%
Allocated Return is: -26.00%
Calculated as: (-20% × 60%) + (-30% × 30%) + (-50% × 10%)
In this example, the Allocated Return of -26.00% is greater than the arithmetic average of all three Index Returns of -33.33%.

Information about the Reference Asset

S&P 500® Index

The SPX is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure the performance of the broad U.S. economy through changes in the aggregate market value of 500 stocks representing all major industries.

The top 5 industry groups by market capitalization as of August 22, 2014 were: Information Technology, Financials, Health Care, Consumer Discretionary and Industrials.

EUROSTOXX 50® INDEX
The SX5E is composed of 50 stocks from the Eurozone (Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain) portion of the STOXX Europe 600 Supersector indices. The STOXX Europe 600 Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries and are organized into the following 19 Supersectors: automobiles & parts; banks; basic resources; chemicals; construction & materials; financial services; food & beverage; health care; industrial goods & services; insurance; media; oil & gas; personal & household goods; real estate; retail; technology; telecommunications; travel & leisure and utilities.
Hang Seng China Enterprises Index®
The HSCEI is a free float-adjusted market capitalization weighted index. Launched on August 8, 1994, the HSCEI is comprised of H-shares, Hong Kong listed shares of Chinese state-owned enterprises. The HSCEI had a base value of 1,000 at launch, but was re-based as of January 3, 2000 with a value of 2,000 to align with the Hang Seng Composite Index Series, which launched on October 3, 2001.

The graphs above illustrate the daily five year performance of each Index through August 22, 2014. Past performance is not necessarily an indication of future results. For further information on each Index, please see “Information Relating to the Reference Asset” beginning on page FWP-14 and “The S&P 500® Index,” “The EUROSTOXX 50® Index” and “The Hang Seng China Enterprises Index®” in the accompanying Equity Index Underlying Supplement. We have derived all disclosure regarding the Indices from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about the Indices.

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HSBC USA Inc.

Lookback Allocator Notes

This free writing prospectus relates to an offering of Lookback Allocator Notes. The Notes will have the terms described in this free writing prospectus and the accompanying prospectus, prospectus supplement and Equity Index Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement, or Equity Index Underlying Supplement, the terms described in this free writing prospectus shall control. You should be willing to forgo interest and dividend payments during the term of the Notes and, if the Allocated Return is less than zero, lose up to 100% of your principal.

This free writing prospectus relates to an offering of Notes linked to the performance of an unequally weighted basket (the “Reference Asset”). The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc., as described below. The following key terms relate to the offering of the Notes:

Issuer:	HSBC USA Inc.

Principal Amount:	$1,000 per Note

Reference Asset:	A basket comprised of the S&P 500 Index® (“SPX”), the EURO STOXX 50® Index (“SX5E”) and the Hang Seng China Enterprises Index® (“HSCEI”) (each an “Index” and together the “Indices”).

Index Weightings:

On the Final Valuation Date, different weightings will be allocated to the Indices based on their respective Index Returns: 60% for the Index with the highest Index Return (the “Best Index Return”), 30% for the Index with the next highest Index Return (the “Second Best Index Return”), and 10% for the Index with the lowest Index Return (the “Lowest Index Return”). If two or more of the Indices have equal returns, the calculation agent will determine the ranking (and the Allocated Return will not be adversely impacted as a result of that determination).

This method of allocation ensures the Index with the greatest Index Return will have the greatest weighting and the Index with the lowest Index Return will have the lowest weighting. Generally, this will result in a greater Allocated Return than if the Reference Asset were equally weighted between the Indices. Despite this, the Best Index Return may not be positive or may not be large enough to counterbalance negative Index Returns from one or both of the other two Indices. In such a case, the allocation of the weightings of the Indices will not prevent you from losing all or some of your investment.

Trade Date:	September 22, 2014

Pricing Date:	September 23, 2014

Original Issue Date:	September 26, 2014

Final Valuation Date:	Expected to be between four and five years after the Trade Date (to be determined on the Trade Date), subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.

Maturity Date:	Expected to be the third scheduled business day after the Final Valuation Date (to be determined on the Trade Date). The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.

Payment at Maturity:	On the Maturity Date, for each Note, we will pay you the Final Settlement Value.

Final Settlement Value:

You will receive:

$1,000 + ($1,000 × Allocated Return).

Under these circumstances, you will lose 1% of the Principal Amount for each percentage point that the Allocated Return is less than zero. For example, if the Allocated Return is -30%, you will suffer a 30% loss and receive 70% of the Principal Amount, subject to the credit risk of HSBC. If the Allocated Return is less than zero, you will lose up to 100% of your investment.

Allocated Return:

Shall equal the weighted return of the Indices, with the allocation of the Index Weightings determined as described above in “Index Weightings” and calculated as follows:

[(Best Index Return × 60%) + (Second Best Index Return × 30%) + (Lowest Index Return × 10%)]

Index Return:	With respect to each Index, the quotient, expressed as a percentage, determined by the calculation agent as follows:

Final Index Level – Initial Index Level Initial Index Level

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Initial Index Level:	With respect to each Index, the Official Closing Level of that Index on the Pricing Date.

Final Index Level:	With respect to each Index, the Official Closing Level of that Index on the Final Valuation Date.

Official Closing Level:	The closing level of the applicable Index on any scheduled trading day as determined by the calculation agent based upon the level displayed on the relevant Bloomberg Professional® service page (with respect to the SPX, “SPX <INDEX>”, with respect to the SX5E, “SX5E <INDEX>” and with respect to the HSCEI, “HSCEI <INDEX>”) or, for each Index, on any successor page on the Bloomberg Professional® service or any successor service, as applicable.

Form of Notes:	Book-Entry

Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

Estimated Initial Value:	The Estimated Initial Value of the Notes will be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors—The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

CUSIP/ISIN:	40433BLF3/US40433BLF30

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the Notes.

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GENERAL

This free writing prospectus relates to an offering of Notes, linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify the offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 22, 2012, the prospectus supplement dated March 22, 2012 and the Equity Index Underlying Supplement dated March 22, 2012. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement, or Equity Index Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-9 of this free writing prospectus, page S-3 of the prospectus supplement and page S-1 of the Equity Index Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and an Equity Index Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement and the Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

}	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

}	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

}	The Equity Index Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420412016693/v306691_424b2.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

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PAYMENT AT MATURITY

On the Maturity Date, for each Note you hold, we will pay you the Final Settlement Value, which is an amount in cash, as described below:

$1,000 + ($1,000 × Allocated Return).

Under these circumstances, you will lose 1% of the Principal Amount for each percentage point that the Allocated Return is less than zero. For example, if the Allocated Return is -30%, you will suffer a 30% loss and receive 70% of the Principal Amount, subject to the credit risk of HSBC. If the Allocated Return is less than zero, you will lose up to 100% of your investment.

Interest

The Notes will not pay interest.

Business Day

A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.

Payment When Offices or Settlement Systems Are Closed

If any payment is due on the Notes on a day that would otherwise be a “business day” but is a day on which the office of a paying agent or a settlement system is closed, we will make the payment on the next business day when that paying agent or system is open. Any such payment will be deemed to have been made on the original due date, and no additional payment will be made on account of the delay.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Sponsors

With respect to the SPX, S&P Dow Jones Indices LLC, a part of McGraw-Hill Financial, is the reference sponsor. With respect to SX5E, the Deutsche Börse AG and SIX Group AG are the reference sponsors. With respect to securities linked to the HSCEI, Hang Seng Indexes Company Limited, a wholly-owned subsidiary of Hang Seng Bank, is the reference sponsor.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

}     You seek an investment with a return linked to the Reference Asset and you believe that the Allocated Return will be positive.

}     You believe that certain Indices will outperform the other Indices but are uncertain as to which Indices will provide the best returns over the term of the Notes. Therefore, you prefer an investment that allocates predetermined weightings to each Index Return at maturity based upon which Index Return is the highest.

}     You are willing to make an investment that is exposed to the negative Allocated Return on a 1-to-1 basis for each percentage point that the Allocated Return is less than zero.

}     You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

}     You are willing to forgo dividends or other distributions paid to holders of the stocks comprising the Indices.

}     You do not seek current income from your investment.

}     You do not seek an investment for which there is an active secondary market.

}     You are willing to hold the Notes to maturity.

}     You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

}     You believe that the Allocated Return will be negative or that the Allocated Return will not be sufficiently positive to provide you with your desired return.

}     You have strong views regarding the anticipated returns of the Indices and therefore prefer an investment with predetermined weightings that better maximize the Index Returns you anticipate.

}     You are unwilling to make an investment that is exposed to the negative Allocated Return on a 1-to-1 basis for each percentage point that the Allocated Return is less than zero.

}     You seek an investment that provides full return of principal.

}     You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

}     You prefer to receive the dividends or other distributions paid on the stocks comprising the Indices.

}     You seek current income from your investment.

}     You seek an investment for which there will be an active secondary market.

}     You are unable or unwilling to hold the Notes to maturity.

}     You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-3 of the accompanying prospectus supplement and page S-1 of the accompanying Equity Index Underlying Supplement. Investing in the Notes is not equivalent to investing directly in any of the stocks comprising any Index. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying prospectus, prospectus supplement and Equity Index Underlying Supplement

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement, including the explanation of risks relating to the Notes described in the following sections:

}	“—Risks Relating to All Note Issuances” in the prospectus supplement;

}	“—General Risks Related to Indices” in the Equity Index Underlying Supplement;

}	“—Securities Prices Generally Are Subject to Political, Economic, Financial and Social Factors that Apply to the Markets in which They Trade and, to a Lesser Extent, Foreign Markets” in the Equity Index Underlying Supplement; and

}	“—Time Differences Between the Domestic and Foreign Markets and New York City May Create Discrepancies in the Trading Level or Price of the Notes” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Your investment in the Notes may result in a loss.

For each Index in the Reference Asset, you will be exposed to the decline in the Final Index Level from the Initial Index Level. The amount of exposure to each Index Return will depend on such Index’s weighting, as determined by the calculation agent in accordance with “Index Weightings” above. These Index Returns and Index Weightings will determine the Allocated Return. Accordingly, if the Allocated Return is less than zero, your Payment at Maturity will be less than the Principal Amount of your Notes. You will lose up to 100% of your investment at maturity if the Allocated Return is less than zero.

Credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

Changes in the levels of the Indices may offset each other.

Changes in the levels of the Indices may not correlate with each other. The level of one or more of the Indices may increases, while the levels of the other Indices may not increase as much or may even decline. Therefore, in calculating the Allocated Return, increases in the level of one or more of the Indices may be moderated, or wholly offset, by lesser increases or declines in the levels of the other Indices. This effect is further amplified by the differing weights of the Indices. More heavily weighted Indices will have a larger impact than Indices with lesser weightings. Although the most heavily weighted Index will always be the best performing Index and the least heavily weighted Index will always be the worst performing Index, the Best Index Return may not be positive or may not be large enough to counterbalance the negative Index Returns from one or both of the other two Indices. In such a case, the allocation of the weightings of the Indices will not prevent you from losing all or some of your investment.

An investment in the Notes may underperform an investment in the securities included in the Indices.

Any positive return on the Notes will be based upon the Allocated Return. The Allocated Return will not reflect any dividends paid on the securities included in the Indices. Accordingly, it is possible that an investment in the Notes will underperform a hypothetical investment in those securities.

The Notes will not bear interest.

As a holder of the Notes, you will not receive periodic interest payments.

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The amount payable on the Notes is not linked to the value of the Reference Asset at any time other than the Final Valuation Date.

Changes in the value of the Reference Asset during the term of the Notes prior to the Final Valuation Date will not be reflected in the calculation of the Payment at Maturity. The calculation agent will calculate the Allocated Return by multiplying the Index Return for each Index by its respective Index Weighting, which will not be determined until the Final Valuation Date, and then taking the sum of the weighted Index Returns, as described above. The Index Returns and Index Weightings will be calculated only as of the Final Valuation Date. As a result, the Allocated Return may be less than zero even if the level of one or more of the Indices had moved favorably at certain times during the term of the Notes before moving to an unfavorable level on the Final Valuation Date.

Changes that affect the Indices will affect the market value of the Notes and the amount you will receive at maturity.

The policies of the reference sponsors concerning additions, deletions and substitutions of the constituents comprising the relevant Indices and the manner in which the reference sponsors take account of certain changes affecting those constituents may affect the levels of those Indices, and ultimately the Allocated Return. The policies of the reference sponsors with respect to the calculation of the relevant Indices could also affect the levels of those Indices. The reference sponsors may discontinue or suspend calculation or dissemination of the relevant Indices. Any such actions could affect the value of the Notes and their return.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Pricing Date and will be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we use to issue market-linked notes, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Reference Asset and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately ten months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make

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such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Risks associated with non-U.S. companies.

The levels of the SX5E and the HSCEI depend upon the stocks of non-U.S. companies, and thus involve risks associated with the home countries of those non-U.S. companies. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the Notes. These foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the SX5E or the HSCEI and, as a result, the value of the Notes.

The Notes will not be adjusted for changes in exchange rates.

Although the equity securities that comprise the SX5E and the HSCEI are traded in currencies other than U.S. dollars, and your Notes are denominated in U.S. dollars, the amount payable on your Notes at maturity, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and the currencies in which these non-U.S. equity securities are denominated. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the level of the SX5E or the HSCEI, and therefore your Notes. The amount we pay in respect of your Notes on the Maturity Date, if any, will be determined solely in accordance with the procedures described in this free writing prospectus.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in the Notes, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

FWP-12

ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning Allocated Returns of the Reference Asset. We cannot predict the Final Index Levels of the Indices on the Final Valuation Date or the Allocated Return. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Asset or the return on the Notes. The Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the table below and the following examples have been rounded for ease of analysis.

The table below illustrates the Final Settlement Value on a $1,000 investment in the Notes for a hypothetical range of the Allocated Return from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Notes” as used below is the number, expressed as a percentage, that results from comparing the Final Settlement Value per $1,000 Principal Amount to $1,000. The potential returns described here assume that your Notes are held to maturity. You should consider carefully whether the Notes are suitable to your investment goals.

The Index Weighting for each Index will be determined on the Final Valuation Date; see the examples below for illustrations of how the Allocated Return will be calculated for the Notes.

Hypothetical Allocated Return	Hypothetical Final Settlement Value	Hypothetical Return on the Notes
100.00%	$2,000.00	100.00%
80.00%	$1,800.00	80.00%
60.00%	$1,600.00	60.00%
40.00%	$1,400.00	40.00%
20.00%	$1,200.00	20.00%
15.00%	$1,150.00	15.00%
10.00%	$1,100.00	10.00%
5.00%	$1,050.00	5.00%
2.00%	$1,020.00	2.00%
1.00%	$1,010.00	1.00%
0.00%	$1,000.00	0.00%
-1.00%	$990.00	-1.00%
-2.00%	$980.00	-2.00%
-5.00%	$950.00	-5.00%
-10.00%	$900.00	-10.00%
-15.00%	$850.00	-15.00%
-20.00%	$800.00	-20.00%
-40.00%	$600.00	-40.00%
-60.00%	$400.00	-60.00%
-80.00%	$200.00	-80.00%
-100.00%	$0.00	-100.00%

FWP-13

The following examples indicate how the Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the Notes.

Example 1: All Index Returns are positive.

		Allocated Index Weighting
SPX Index Return (Lowest Index Return):	10.00%	10%
SX5E Index Return (Best Index Return):	50.00%	60%
HSCEI Index Return (Second Best Index Return):	30.00%	30%
Allocated Return:	40.00%
Final Settlement Value:	$1,400.00

Because the SX5E Index Return is the highest, it is weighted at 60%; because the HSCEI Index Return is second highest, it is weighted at 30%; and because the SPX Index Return is the lowest, it is weighted at 10%. Therefore, the Allocated Return would be 40% (which is greater than the arithmetic average of all three Index Returns of 30%) and the Final Settlement Value would be $1,400.00 per $1,000 Principal Amount of Notes calculated as follows:

$1,000 + ($1,000 × Allocated Return)

= $1,000 + ($1,000 × [(50% × 60%) + (30% × 30%) + (10% × 10%)])

= $1,400.00

Example 1 shows that you will receive the return of your principal investment plus a return equal to the Allocated Return when the Allocated Return is positive.

Example 2: All Index Returns are negative.

		Allocated Index Weighting
SPX Index Return (Best Index Return):	-25.00%	60%
SX5E Index Return (Second Best Index Return):	-30.00%	30%
HSCEI Index Return (Lowest Index Return):	-60.00%	10%
Allocated Return:	-30.00%
Final Settlement Value:	$700.00

Because the SPX Index Return is the highest, it is weighted at 60%; because the SX5E Index Return is second highest, it is weighted at 30%; and because the HSCEI Index Return is the lowest, it is weighted at 10%. Therefore, the Allocated Return would be -30.00% (which is greater than the arithmetic average of all three Index Returns of -38.33%) and the Final Settlement Value would be $700.00 per $1,000 Principal Amount of Notes calculated as follows:

$1,000 + ($1,000 × Allocated Return)

= $1,000 + ($1,000 × [(-25% × 60%) + (-30% × 30%) + (-60% × 10%)])

= $700.00

Example 3: Index Returns are mixed.

		Allocated Index Weighting
SPX Index Return (Second Best Index Return):	-15.00%	30%
SX5E Index Return (Lowest Index Return):	-25.00%	10%
HSCEI Index Return (Best Index Return):	10.00%	60%
Allocated Return:	-1.00%
Final Settlement Value:	$990.00

Because the HSCEI Index Return is the highest, it is weighted at 60%; because the SPX Index Return is second highest, it is weighted at 30%; and because the SX5E Index Return is the lowest, it is weighted at 10%. Therefore, the Allocated Return would be -1.00% (which is greater than the arithmetic average of all three Index Returns of -10%) and the Final Settlement Value would be $990.00 per $1,000 Principal Amount of Notes calculated as follows:

$1,000 + ($1,000 × Allocated Return)

= $1,000 + ($1,000 × [(10% × 60%) + (-15% × 30%) + (-25% × 10%)])

= $990.00

Examples 2 and 3 show that you are exposed to a 1% loss of your Principal Amount for each percentage point that the Allocated Return is less than zero. YOU MAY LOSE UP TO 100% OF THE PRINCIPAL AMOUNT OF YOUR NOTES.

FWP-14

INFORMATION RELATING TO THE REFERENCE ASSET

Description of the SPX

The SPX is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure the performance of the broad U.S. economy through changes in the aggregate market value of 500 stocks representing all major industries.

The top 5 industry groups by market capitalization as of August 22, 2014 were: Information Technology, Financials, Health Care, Consumer Discretionary and Industrials.

In September 2012, S&P Dow Jones Indices LLC updated its index methodology so that, subject to several exceptions, shareholdings by specified types of insiders that represent more than 5% of the outstanding shares of a security are removed from the float for purposes of calculating the SPX.

For more information about the SPX, see “The S&P 500® Index” beginning on page S-6 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the SPX

The following graph sets forth the historical performance of the SPX based on the daily historical closing levels from January 1, 2008 through August 22, 2014. The closing level for the SPX on August 22, 2014 was 1,988.40. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical levels of the SPX should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the SPX on the Final Valuation Date.

License Agreement

Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC.  “Standard & Poor’s®”, “S&P 500®” and “S&P®” are trademarks of S&P and have been licensed for use by S&P Dow Jones Indices LLC and its affiliates and sublicensed for certain purposes by HSBC.  The SPX (the “Index”) is a product of S&P Dow Jones Indices LLC, and has been licensed for use by HSBC.

The Notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices makes no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the Index to track general market performance.  S&P Dow Jones Indices’ only relationship to HSBC with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices.  The Index is determined, composed and calculated by S&P Dow Jones Indices without regard to HSBC or the Notes.  S&P Dow Jones Indices has no obligation to take the needs of HSBC or the holders of the Notes into consideration in determining, composing or calculating the Index.  S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash.  S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the Notes. There is no assurance that investment products based on the Index will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC is not an investment advisor.  Inclusion of a security within the Index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.   Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by HSBC, but which may be similar to and competitive with the Notes.  In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Index.  It is possible that this trading activity will affect the value of the Index and the Notes.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY HSBC, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND HSBC, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

FWP-15

Description of the SX5E

The SX5E is composed of 50 stocks from the Eurozone (Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain) portion of the STOXX Europe 600 Supersector indices. The STOXX Europe 600 Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries and are organized into the following 19 Supersectors: automobiles & parts; banks; basic resources; chemicals; construction & materials; financial services; food & beverage; health care; industrial goods & services; insurance; media; oil & gas; personal & household goods; real estate; retail; technology; telecommunications; travel & leisure and utilities.

For more information about the SX5E, see “The EURO STOXX 50® Index” beginning on page S-40 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the SX5E

The following graph sets forth the historical performance of the SX5E based on the daily historical closing levels from January 1, 2008 through August 22, 2014. The closing level for the SX5E on August 22, 2014 was 3,098.50. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical levels of the SX5E should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the SX5E on the Final Valuation Date.

FWP-16

Description of the HSCEI

The HSCEI is a free float-adjusted market capitalization weighted index. Launched on August 8, 1994, the HSCEI is comprised of H-shares, Hong Kong listed shares of Chinese state-owned enterprises. The HSCEI had a base value of 1,000 at launch, but was re-based as of January 3, 2000 with a value of 2,000 to align with the Hang Seng Composite Index Series, which launched on October 3, 2001.

For more information about the HSCEI, see “The Hang Seng China Enterprises Index®” beginning on page S-27 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the HSCEI

The following graph sets forth the historical performance of the HSCEI based on the daily historical closing levels from January 1, 2008 through August 22, 2014. The closing level for the HSCEI on August 22, 2014 was 11,058.69. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical levels of the HSCEI should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the HSCEI on the Final Valuation Date.

FWP-17

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable in the same general manner as described in “Payment at Maturity” in this free writing prospectus. In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Allocated Return, and the accelerated Maturity Date will be three business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to any Index on that scheduled trading day, then the accelerated Final Valuation Date for that Index will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days. For the avoidance of doubt, if no Market Disruption Event exists with respect to an Index on the scheduled trading day immediately preceding the date of acceleration, the determination of that Index’s relevant levels will be made on that date, irrespective of the existence of a Market Disruption Event with respect to another Index occurring on that date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this free writing prospectus. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 2.00% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the prospectus supplement.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a pre-paid executory contract with respect to the Reference Asset. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat a Note as a pre-paid executory contract with respect to the Reference Asset. Pursuant to this approach, we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Note for more than one year at such time for U.S. federal income tax purposes.

We will not attempt to ascertain whether any of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, is or becomes a PFIC or a USRPHC.

Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page S-48 of the prospectus supplement) will generally apply to payments made after June 30, 2014. Additionally, withholding due to any payment being treated as a “dividend equivalent” (as discussed beginning on page S-47 of the prospectus supplement) will begin no earlier than January 1, 2016. However, the U.S. Treasury Department and Internal Revenue Service have announced that they intend to limit this withholding to equity-linked instruments issued on or after the date that is 90 days after the date of publication in the U.S. Federal Register of final regulations addressing dividend equivalent withholding. Holders are urged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the Notes.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

FWP-18

TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these notes, and these documents are not soliciting an offer to buy these notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$ Lookback Allocator Notes

August 28, 2014

FREE WRITING PROSPECTUS

Free Writing Prospectus
General	FWP-6
Payment at Maturity	FWP-7
Investor Suitability	FWP-8
Risk Factors	FWP-9
Illustrative Examples	FWP-12
Information Relating to the Reference Asset	FWP-14
Events of Default and Acceleration	FWP-17
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-17
U.S. Federal Income Tax Considerations	FWP-17

Equity Index Underlying Supplement
Risk Factors	S-1
The S&P 500® Index	S-6
The S&P 100® Index	S-10
The S&P MidCap 400® Index	S-14
The S&P 500 Low Volatility Index	S-18
The Russell 2000® Index	S-21
The Dow Jones Industrial AverageSM	S-25
The Hang Seng China Enterprises Index®	S-27
The Hang Seng® Index	S-30
The Korea Stock Price Index 200	S-33
MSCI Indices	S-36
The EURO STOXX 50® Index	S-40
The PHLX Housing SectorSM Index	S-42
The TOPIX® Index	S-46
The NASDAQ-100 Index®	S-49
S&P BRIC 40 Index	S-53
The Nikkei 225 Index	S-56
The FTSE™ 100 Index	S-58
Other Components	S-60
Additional Terms of the Notes	S-60

Prospectus Supplement
Risk Factors	S-3
Risks Relating to Our Business	S-3
Risks Relating to All Note Issuances	S-3

Pricing Supplement	S-7
Description of Notes	S-8
Use of Proceeds and Hedging	S-30
Certain ERISA Considerations	S-30
U.S. Federal Income Tax Considerations	S-32
Supplemental Plan of Distribution (Conflicts of Interest)	S-49

Prospectus
About this Prospectus	1
Risk Factors	1
Where You Can Find More Information	1
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	3
Description of Preferred Stock	15
Description of Warrants	21
Description of Purchase Contracts	25
Description of Units	28
Book-Entry Procedures	30
Limitations on Issuances in Bearer Form	35
U.S. Federal Income Tax Considerations Relating to Debt Securities	35
Plan of Distribution (Conflicts of Interest)	51
Notice to Canadian Investors	53
Notice to EEA Investors	58
Certain ERISA Matters	59
Legal Opinions	60
Experts	60